FOR IMMEDIATE RELEASE

CONTACT: Charles M. Sprock, President and Chief Executive Officer

TELEPHONE: (315) 336-7300

ROME BANCORP, INC. ADOPTS PLAN OF CHARTER CONVERSION

Rome, New York, October 15, 2003: Rome Bancorp, Inc. (the "Company") (NASDAQ:ROME), sole shareholder of the Rome Savings Bank (the "Bank") and a majority-owned subsidiary of Rome, MHC (the "MHC"), announced today that the Board of Directors of the Company and the Bank and the Board of Trustees of the MHC adopted a Plan of Charter Conversion pursuant to which the Bank and the MHC will convert to federal charters.

Under the Plan of Charter Conversion, the MHC will convert from a New York-chartered company regulated by the New York State Banking Department and the Federal Reserve Board to a federally-chartered company regulated by the Office of Thrift Supervision (the "OTS"). Also pursuant to the Plan of Charter Conversion, the Bank will convert from a New York-chartered savings bank regulated by the New York State Banking Department and the Federal Deposit Insurance Corporation to a federal savings bank regulated by the OTS. The Company will remain a Delaware-chartered holding company but will be regulated as a savings and loan holding company by the OTS.

The Board of Directors of the Company and the Bank and the Board of Trustees of the MHC believe that the Charter Conversion will, among other things, allow the MHC to waive the receipt of dividends paid by the Company and reduce the number of regulators of the organization from three to one.

The Plan of Charter Conversion is subject to the regulatory approval of the OTS and the approval of the members of the MHC. The Charter Conversion is expected to be completed during the first quarter of 2004.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.